EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
OCTOBER 23, 2007		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS 22.5% INCREASE IN THIRD QUARTER 2007 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $547 million community bank holding company with five bank subsidiaries, announced its financial results for the third quarter of 2007.  Premier realized income of $1,807,000 during the quarter ending September 30, 2007, a 22.5% increase over the $1,475,000 of net income reported for the third quarter of 2006.  On a per share basis, Premier earned $0.35 during the third quarter of 2007, a 25% increase from the $0.28 per share earned during the third quarter of 2006.  The increased earnings in 2007 were primarily the result of a 4.0% increase in net interest income, and an 8.5 % decrease in non-interest expenses.  For the first nine months of 2007 Premier has realized net income of $5,383,000 ($1.03 per share), an 11.2% increase over the $4,842,000 (92 cents per share) earned during the first nine months of 2006.

President and CEO Robert W. Walker commented, “We are certainly pleased with our third quarter earnings and our year-to-date comparisons to 2006.  For the first nine months, interest income is up 8.9%, net interest income is up nearly 4.5%, non-interest income is up 14.2% while non-interest expense is down nearly 4.0%, when compared to the first nine months of 2006.  We continue to work on decreasing our level of non-accrual loans.  And our other real estate owned through foreclosure (OREO) is now down to only $229,000 at September 30, 2007.  We look forward to the future as we strive to continue improving our financial performance.”

Net interest income for the quarter ending September 30, 2007 totaled $5.590 million, compared to $5.377 million of net interest income earned in the third quarter of 2006 and $5.551 million earned in the second quarter of 2007.  When compared to the third quarter of 2006, net interest income has increased 4.0% due to increases in interest income from loans, up $188,000 or 2.8%, federal funds sold, up $152,000 or 54.3%, and taxable investment securities, up $124,000 or 9.5% and reflects $175,000 of net interest expense savings from the retirement of Premier’s 9.75% trust preferred securities in 2006. The interest expense savings, however, were more than offset by $464,000 of additional interest expense on deposit accounts as a result of increases in interest bearing deposits and rising interest rates.  The 0.7% increase in net interest income, when compared to the second quarter of 2007, is largely due to $71,000 of additional interest income on loans, $51,000 from an increase in investments available for sale and higher yields on those investments; and $37,000 of net interest expense savings on the paydown of bank debt. The interest savings were partially offset by $27,000 of additional interest expense on deposit accounts as a result of rising interest rates while the increases in interest income were partially offset by a $98,000 decrease in interest on federal funds sold due to declines in outstanding balances and earned yields.

Also contributing to the financial performance of the third quarter of 2007 were lower net overhead costs.  Net overhead costs for the quarter ending September 30, 2007 totaled $2.847 million. This compares to $3.196 million in the third quarter of 2006, and $3.022 million in the second quarter of 2007.  Third quarter 2007 net overhead was generally lower than the third quarter of 2006, largely due to increases in electronic banking income and secondary market mortgage income as well as lower staff costs, occupancy & equipment expenses and gains on the disposition of OREO.  These reductions in net overhead more than offset decreases in service charges revenues and increases in outside data processing costs.  When compared to the second quarter of 2007, third quarter 2007 net overhead decreased due to an increase in secondary market mortgage income, lower occupancy & equipment expenses, lower taxes not on income and gains on the disposition of OREO.  These decreases in net overhead more than offset higher outside data processing expenses and lower service charges revenue on deposit accounts.

During the quarter ending September 30, 2007, Premier recorded $25,000 of provisions to the allowance for loan losses compared to $38,000 of negative provisions made during the same period of 2006 and $164,000 of negative provisions in the second quarter of 2007.  Premier recorded negative provisions to the allowance for loan losses in the third quarter of 2006 and second quarter of 2007 primarily as a result loan loss recoveries and payments on loans previously identified as having significant credit risk at Premier’s subsidiary, Farmers Deposit Bank.  Future provisions to the allowance for loan losses, positive or negative, will depend on any future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  As a percent of total loans outstanding, the allowance for loan losses at September 30, 2007 decreased slightly to 1.88% compared to 1.94% at year-end 2006.

Total assets as of September 30, 2007 of $547 million were up 2.2% from the $535 million of total assets at year-end 2006.  The $11.6 million increase in total assets is largely due to a $12.0 million increase in total deposits and a $4.5 million increase in shareholders’ equity since year-end.  These funds have been used to increase loans, held in federal funds sold pending future loan demand, invested in higher-yielding long-term investments, and used to reduce outstanding bank debt and FHLB borrowings.  Total loans outstanding at September 30, 2007 have increased by over $2.7 million or 0.8% from June 30, 2007 and December 31, 2006 as new loan volume during the year has been substantially offset by customer loan payoffs, charge-offs and collections on troubled loans.  Shareholders’ equity of $65.5 million equaled 12.0% of total assets at September 30, 2007 which compares to shareholders’ equity of $61.0 million or 11.4% of total assets at December 31, 2006.  The increase in shareholders’ equity was due to the $5.4 million of net income in the first nine months of 2007, partially offset by dividend payments to shareholders, and a $550,000 decrease in the net unrealized loss of the investment portfolio since year-end.  Premier invests in high quality debt securities of the U.S. Government and its agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending September 30, 2007.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2007	2006	2007	2006
Interest Income	8,738	8,248	26,062	23,938
Interest Expense	3,148	2,871	9,410	7,997
Net Interest Income	5,590	5,377	16,652	15,941
Provision for Loan Losses	25	(38)	(103)	(1,051)
Net Interest Income after Provision	5,565	5,415	16,755	16,992
Non-Interest Income	1,110	1,127	3,461	3,031
Securities Transactions	-	-	-	-
Non-Interest Expenses	3,957	4,323	12,232	12,736
Income Before Taxes	2,718	2,219	7,984	7,287
Income Taxes	911	744	2,601	2,445
NET INCOME	1,807	1,475	5,383	4,842

EARNINGS PER SHARE	0.35	0.28	1.03	0.64

Charge-offs	312	370	636	1,131
Recoveries	146	151	577	1,231
Net charge-offs (recoveries)	166	219	59	(100)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	Sept 30	Dec 31
	2007	2006
ASSETS
Cash and Due From Banks	15,152	16,974
Federal Funds Sold	35,238	27,583
Securities Available for Sale	123,347	121,367
Loans Held for Sale	4,251	1,978
Loans (net)	340,003	337,136
Other Real Estate Owned	229	495
Other Assets	12,966	14,103
Goodwill	15,816	15,816
TOTAL ASSETS	547,002	535,452

LIABILITIES & EQUITY
Deposits	450,960	438,950
Fed Funds/Repurchase Agreements	13,034	13,531
FHLB Advances	4,910	7,285
Other Borrowings	8,767	12,275
Other Liabilities	3,859	2,409
TOTAL LIABILITIES	481,530	474,450
Stockholders’ Equity	65,472	61,002
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	547,002	535,452

TOTAL BOOK VALUE PER SHARE	12.50	11.65

Non-Accrual Loans	3,432	4,698
Loans 90 Days Past Due and Still Accruing	1,048	992